Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Novus Therapeutics, Inc. of our report dated March 16, 2020 (which contains an explanatory paragraph describing conditions that raise substantial doubt about Novus Therapeutics, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of Novus Therapeutics, Inc., appearing in the Annual Report on Form 10-K of Novus Therapeutics, Inc. for the year ended December 31, 2019.

We also consent to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/ KMJ Corbin & Company

Irvine, California

December 11, 2020